Exhibit 99.1

Contact: Lynn Liddle Executive Vice President, Communications and Investor Relations (734) 930-3008 Lynn.Liddle@dominos.com

Domino’s Pizza Announces Change in Chief Financial Officer

ANN ARBOR, Michigan, August 20, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced that it named Michael Lawton as its new Executive Vice President and Chief Financial Officer. Lawton, 51, is an 11-year veteran of Domino’s Pizza, and has a proven track record as the head of its highly successful international business. Lawton succeeds Wendy A. Beck, who has accepted a position as executive vice president and chief financial officer of Norwegian Cruise Lines, in Miami, Florida. Beck will remain at Domino’s through a transition period, working with Lawton.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said, “We wish Wendy the very best in her new position, as she embarks on new challenges, and thank her for her many contributions to Domino’s. We are most fortunate to have Mike Lawton fully prepared to succeed in the important position of CFO. Mike has done an outstanding job of growing our international business, and getting it to a point of both critical mass and ongoing success. Mike is not only a proven general manager, but highly qualified as a financial expert for a public company — a powerful combination for a great CFO and business partner.”

Lawton joined Domino’s in 1999 as head of finance for the Company’s international division. He was named Executive Vice President of International in October 2004. Under his leadership, the division has driven a retail sales compounded annual growth rate of 12%, and has added over 1,100 stores in both existing and new markets around the world. For 13 years prior to Domino’s, Lawton was with Gerber Products Company, serving as Gerber’s corporate controller, vice president of international finance, senior vice president and chief operator officer of its U.S. operations, and president of its Alima division in Poland. Lawton began his career as a certified public accountant for Ernst & Young. He holds a Bachelor of Arts in Accounting from Michigan State University and a Masters in Business Administration from Grand Valley State University. He resides in Ann Arbor, Michigan with his wife, Janet, and their two sons.

Lawton commented on his new position: “I am very excited to take on the role as the Chief Financial Officer of Domino’s Pizza; and I feel great about the strength of the international business and its well-seasoned team. I look forward to continuing to work with them in my new capacity.”

The Company plans to conduct a thorough search for the position of Executive Vice President of International. Management stated that it expects there to be great interest by a number of highly-qualified candidates, given Domino’s attractive international track record, strong global brand recognition and outstanding growth potential.

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Domino’s Pizza Announces Change in CFO/ page 2

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,097 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. During the second quarter of 2010, the Domino’s Pizza® brand had global retail sales of nearly $1.4 billion, comprised of approximately $755 million domestically and over $645 million internationally. In June 2010, Pizza Today, the leading publication of the pizza industry, named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor, which they previously received in 2003. Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl PastaTM, and in 2009 debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our new improved pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by the Company, such as its improved pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of the Company and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.